EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2005, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Dorchester Minerals L.P. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Prospectus and Registration Statement on Form S-4 and to the use of our name as it appears under the caption “Experts” in the Prospectus and Registration Statement.

/s/ GRANT THORNTON LLP

Dallas, Texas

May 2, 2005